EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in Registration Statements Nos. 333-06199, 333-34019 and 333-99311 on Form S-8 and Nos. 333-91679 and 333-30194 on Form S-3, of our report dated February 8, 2005, relating to the consolidated financial statements of Matrixx Initiatives, Inc. as of December 31, 2004 and 2003 and the related consolidated statements of operations, cash flows and changes in stockholders’ equity for each of the three years in the period ended December 31, 2004, included in the 2004 Annual Report on Form 10-K of Matrixx Initiatives, Inc. It should be noted that we have not audited any financial statements of the company subsequent to February 8, 2005, or performed any audit procedures subsequent to the date of our report.

/s/ Mayer Hoffman McCann, P.C.

Phoenix, Arizona
March 7, 2005